Exhibit 3.29

CPE RESOURCE DEVELOPMENT LLC

CERTIFICATE OF FORMATION

Pursuant to Section 25.15.070 of the
WASHINGTON BUSINESS CORPORATIONS ACT

The undersigned, in order to form a limited liability company pursuant to Section 25.15.070 of the WASHINGTON BUSINESS CORPORATIONS ACT, does certify:

ARTICLE 1
NAME OF LIMITED LIABILITY COMPANY

The name of the Limited Liability Company is CPE Resource Development LLC.

ARTICLE 2
NAME AND ADDRESS OF THE WASHINGTON SATE REGISTERED AGENT

The address of the Limited Liability Company’s Registered Agent within the State of Washington is 6500 Harbour Heights Parkway, Suite 400, Mukilteo, Washington 98275, and the name of the Limited Liability Company’s Registered Agent at such address is Corporation Service Company.

CONSENT TO SERVE AS REGISTERED AGENT

I consent to serve as Registered Agent in the State of Washington for the above named Limited Liability Company. I understand it will be my responsibility to accept Service of Process on behalf of the Limited Liability Company; to forward mail to the Limited Liability Company; and to immediately notify the Office of the Secretary of State if I resign or change the Registered Office Address.

Corporation Service Company

(See attached)
Signature of Registered Agent	Printed Name	Date

ARTICLE 3
ADDRESS OF THE PRINCIPAL PLACE OF BUSINESS

The address of the principal place of business of the Limited Liability Company is 505 South Gillette Avenue, Caller Box 3009, Gillette, Wyoming 82717-3009.

ARTICLE 4
MANAGEMENT OF THE LIMITED LIABILITY COMPANY

The Limited Liability Company shall be managed by a Manager or Managers.

ARTICLE 5
EFFECTIVE DATE OF FORMATION

The formation of the Limited Liability Company shall be effective upon filing of this Certificate of Formation by the Washington Secretary of State.

ARTICLE 6
TENURE

The term of the Limited Liability Company’s existence shall be ninety-nine (99) years.

ARTICLE 7
INDEMNIFICATION OF MANAGERS AND OFFICERS

To the fullest extent permitted by law, the Limited Liability Company shall indemnify and hold harmless any current or former Manager or Officer from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys’ fees and expenses), costs or damages suffered or sustained by reason of being or having been a Manager or Officer, or arising out of or in connection with any action or failure to act except to the extent: (i) such Manager’s or Officer’s acts or omissions constitute willful misconduct or negligence or (ii) such Manager or Officer received improper personal benefit on account thereof. The Limited Liability Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by any current or former Manager or Officer in connection with the defense of any pending or threatened action of proceeding that arises out of conduct which is the subject of the indemnification provided hereunder, subject to such Manager’s or Officer’s agreement to reimburse the Limited Liability Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that such Manager or Officer was not entitled to indemnification under this Article Seven. Notwithstanding the foregoing, the provisions of this Article Seven shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Article Seven to the fullest extent permitted by law.

ARTICLE 8
NAME, ADDRESS AND SIGNATURE OF EXECUTOR

Name:	Shannon S. Crompton

Address:	, Salt Lake City, Utah 84108

IN WITNESS WHEREOF, under penalties of perjury, l have hereunto set my hand this 19th day of October 2009, and I affirm that the foregoing Certificate of Formation is my act and deed and that the facts stated therein are true.

/s/ Shannon S. Crompton	Shannon S. Crompton	19 Oct 2009
Signature of Executor	Printed Name	Date	Phone

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CONSENT TO SERVE AS REGISTERED AGENT

Corporation Service Company hereby consents to serve as Registered Agent in the state of Washington for the following company:

CPE Resource Development LLC

We understand that as registered agent it will be our responsibility to receive service of process on behalf of the company; to forward mail to the company; and to immediately notify the office of the Secretary of State if we resign as registered agent, or if we change our Registered Office Address.

Corporation Service Company

By: /s/ Stephen E. Elias	Date: 10/19/09

Stephen E. Elias, Asst. Vice President

ARTICLES OF MERGER

of

RESOURCE DEVELOPMENT CO. INC.
A Washington Corporation

and

CPE RESOURCE DEVELOPMENT LLC
A Washington Limited Liability Company

Pursuant to the applicable provisions of Sections 23B.11.080 and 25.15.400 of the REVISED CODE OF WASHINGTON, the undersigned surviving Limited Liability Company does hereby certify:

1.     Attached hereto as Exhibit A and made a part hereof is an Agreement and Plan of Merger, pursuant to which Resource Development Co. Inc. will merge with and into CPE Resource Development LLC (the “Merger”), with CPE Resource Development LLC resulting as the Surviving Limited Liability Company.

2.     The Agreement and Plan of Merger has been approved unanimously by the Boards of Directors of each constituent entity to the merger pursuant to consent resolutions adopted on 19 October 2009 and by the respective Sole Shareholder Sole Member of the constituent entities to the merger pursuant to consent resolutions adopted on 20 October 2009. The following table reflects the number of outstanding shares or membership units entitled to vote on the Merger, votes cast in favor of the Merger and votes cast against the Merger by the respective Sole Shareholder and Sole Member of the constituent entities to the Merger.

Constituent	Number of	Votes Cast	Votes Cast
Entity	Outstanding	in Favor of Merger by	Against Merger by
to the	Shares or Units	Sole Shareholder or	Sole Shareholder or
Merger	Entitled to Vote	Sole Member	Sole Member

Resource Development Co. Inc.	50	50	0
CPE Resource Development LLC	100	100	0

3.                The name of the Surviving Limited Liability Company is CPE Resource Development LLC, which was formed as a Washington limited liability company on 19 October 2009;

4.                The name of the corporation being merged with and into the Surviving Limited Liability Company is Resource Development Co. Inc., which was incorporated as a Washington corporation on 11 February 1969.

5.                The Merger shall become effective on 20 October 2009.

6.                The Certificate of Formation of CPE Resource Development LLC, as in effect Immediately prior to the effective date of the Merger, shall be the Certificate of Formation of the Surviving Limited Liability Company, with the exception of Article 1 relating to the name of the Surviving Limited Liability Company, which shall be amended, as of the effective date of the Merger, to read:

“The name of the Limited Liability Company is Resource Development LLC.”

IN WITNESS WHEREOF, the Surviving Limited Liability Company has caused these Articles of Merger to be signed by an authorized person, this 20th day of October 2009.

By:	/s/ Shannon S Crompton
SHANNON S CROMPTON
Its:	Secretary

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